PARLEX CORPORATION AND SUBSIDIARIES
                 Computation of Net Income Per Common Share

                                 Exhibit 11

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

                                                         Three Months Ended                   Nine Months Ended
                                                  --------------------------------     --------------------------------
                                                  April 1, 2001     March 26, 2000     April 1, 2001     March 26, 2000
                                                  -------------     --------------     -------------     --------------

Basic earnings per share                               ($0.56)            $0.35             ($0.79)            $0.96

Weighted average number of shares outstanding       6,294,818         4,812,936          6,284,503         4,805,473

Diluted earnings per share                              (0.56)             0.34              (0.79)             0.94

Weighted average number of shares outstanding       6,294,818         4,812,936          6,284,503         4,805,473

Effect of dilutive stock options                            0           125,840                  0            78,172

Adjusted weighted average number of
 shares outstanding                                 6,294,818         4,938,776          6,284,503         4,883,645

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